Exhibit 99.1

July 30, 2010

To our Shareholders:

On May 17, 2010, The South Financial Group, Inc. (“TSFG”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Toronto-Dominion Bank  (“TD”), pursuant to which TSFG’s common shareholders will receive, at each shareholder’s election, $0.28 in cash or 0.004 shares of TD common stock per TSFG common share.

Simultaneously and in connection with the entry into the Merger Agreement, TSFG and TD also entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which TSFG will issue and sell, in consideration for 1,000 shares of TD common stock, 100 shares of Preferred Stock, Series M, no par value per share, of TSFG (“Series M Preferred Stock”), which shares will represent in the aggregate 39.9% of the voting power of TSFG’s outstanding voting securities after giving effect to the issuance.  The stock issuance was an essential component of, and a condition to, TD’s willingness to enter into the Merger Agreement, which in turn is essential to maintaining TSFG’s financial viability.

While the rules of The NASDAQ Stock Market LLC (“NASDAQ”) generally would require shareholder approval prior to the issuance of the preferred stock to TD as described above, NASDAQ’s shareholder approval rules provide an exception in cases where the delay involved in securing shareholder approval would seriously jeopardize the financial viability of the listed company.  In accordance with Listing Rule 5635(f) providing that exception, the Audit Committee of TSFG’s Board of Directors unanimously determined that the delay necessary in securing shareholder approval prior to the issuance of the preferred stock to TD would seriously jeopardize the financial viability of TSFG and expressly approved the reliance by TSFG on the exception under Listing Rule 5635(f).  In reaching this conclusion, the Audit Committee considered various factors, including the lack of alternatives available to meet TSFG’s capital and other regulatory obligations and prevent the ultimate seizure of Carolina First Bank and resulting failure of TSFG.  Following announcement of the merger, however, the staff of NASDAQ informed TSFG that it has interpreted Rule 5635(f) to not apply in the specific context of the merger. Because there is no process for appealing NASDAQ’s conclusion other than as part of the delisting appeal process, because the TD preferred stock issuance remains an important requirement under the terms of the proposed transaction, and because the TSFG board determined that the stock issuance is in the best interests of TSFG, its shareholders and other constituents, TSFG has determined to proceed with the issuance of the Series M Preferred Stock to TD.

TSFG hereby notifies you that it will issue and sell to TD shares of Series M Preferred Stock of TSFG without seeking shareholder approval.  TSFG will proceed to issue certificates for the shares of Series M Preferred Stock no sooner than ten days after the date of this notice and after receipt of all required regulatory approvals (and expiration of related waiting periods).  As previously disclosed in the preliminary proxy statement/prospectus of TSFG and TD filed June 10, 2010, by TD on a registration statement on Form F-4 (File No. 333-167443), following the issuance, NASDAQ may initiate delisting proceedings.  TSFG intends to appeal any delisting determination, but these proceedings could result in TSFG common stock ceasing to be traded on the NASDAQ, which, if shares of TSFG common stock were to be delisted prior to completion of the merger, may negatively impact the trading price and liquidity levels of TSFG common stock.  Thank you for your continued support.

The South Financial Group, Inc.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements about TSFG and the proposed transaction between TSFG and TD. There are several factors – many beyond TSFG’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Among these factors are the receipt of necessary regulatory approvals and the approval of TSFG’s shareholders. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.  For a discussion of factors that may cause actual results to differ from expectations, refer to TSFG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and Annual Report on Form 10-K for the year ended December 31, 2009, including information incorporated into TSFG’s 10-K from its 2009 annual report, filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

MORE INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The proposed merger will be submitted to TSFG shareholders for their consideration. TD has filed with the SEC a registration statement on Form F-4 that includes a proxy statement of TSFG that also constitutes a prospectus of TD.  TSFG will mail the proxy statement-prospectus to its shareholders.  You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting TSFG, as follows:  Investor Relations, Attn: Brian Wildrick, 104 South Main Street, Poinsett Plaza - 6th Floor, Greenville, SC  29601.

TSFG shareholders and other investors are urged to read the final proxy statement-prospectus when it becomes available because it will describe the proposed merger and contain other important information.

The South Financial Group, Inc., The Toronto-Dominion Bank, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about TSFG’s directors and executive officers and their ownership of TSFG common stock is contained in the definitive proxy statement for TSFG’s 2010 annual meeting of shareholders, as filed by TSFG with the SEC on Schedule 14A on April 7, 2010.  Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2009, which was filed with the SEC on December 3, 2009 and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the SEC on February 25, 2010. The proxy statement-prospectus for the proposed merger will provide more information about participants in the solicitation of proxies from TSFG shareholders.